Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-182401 on Form S-3 of Hines Real Estate Investment Trust, Inc. of our report dated April 3, 2014, related to the statement of revenues and certain operating expenses of the Howard Hughes Center, a portfolio of five Class A office buildings and an athletic club located in Los Angeles, California, for the year ended December 31, 2013, appearing in this Current Report on Form 8-K of Hines Real Estate Investment Trust, Inc.

/s/ Saville Dodgen & Company, PLLC

Dallas, Texas
April 3, 2014